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NAME OF REGISTRANT:
Franklin Floating Rate Trust
File No. 811-08271



EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.


           FRANKLIN FLOATING RATE TRUST (the "Trust")

   MINUTES OF THE CONTINUATION OF THE MAY 18, 2005 MEETING OF
                          SHAREHOLDERS

                          May 26, 2005


The  Continuation  Meeting of Shareholders of  Franklin  Floating
Rate Trust was held on May 26, 2005 at 2:00 p.m. at the offices of the Trust, One Franklin Parkway, San Mateo, California, 94403.

Steven Gray presided at the Meeting and acted as Secretary.   Mr.
Gray appointed Joyce L. Sanns to serve as Inspector of Elections.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies that had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, the number of shares of the Trust issued, outstanding and entitled to vote at the Meeting was 145,061,371.880. A majority of such shares was represented by proxy at the Meeting and, there was the quorum needed to transact the business of the Meeting.

The Chairman noted that the quorum needed to transact business at the Meeting was present and instructed the Inspector of Election to file the proxies with the records of the Trust. The Chairman then called for discussion and voting on the matters set forth in the proxy statement.

Ms. Sanns then reported that the proposals passed and the voting was as follows:



1. To approve an Agreement and Plan of Reorganization (the "Plan") between the Trust and Franklin Investors Securities Trust ("FIST"), on behalf of Franklin Floating Rate Daily Access Fund ("Daily Access Fund"), that provides for: (i) the acquisition of substantially all of the assets of the Trust by Daily Access Fund in exchange solely for Class A shares of Daily Access Fund, (ii) the distribution of such shares to the holders of shares of the Trust, and (iii) the complete liquidation and dissolution of the Trust. Shareholders of the Trust will receive Class A shares of Daily Access Fund with an aggregate net asset value equal to the aggregate net asset value of such shareholders' shares in the Trust.


                % of                               % of
    Shares    Outstandi     % of      Shares    Outstandin     % of
     For         ng        Shares     Against       g         Shares
               Shares      Voted                  Shares      Voted
  72,843,266   50.215%    83.373%   6,568,968.    4.528%      7.519%
     .688                               697

2. To transact any other business, not currently contemplated, that may properly come before the Meeting.

                % of                               % of
    Shares    Outstandi     % of      Shares    Outstandin     % of
     For         ng        Shares     Against       g         Shares
               Shares      Voted                  Shares      Voted
  73,365,379   50.575%    83.971%   4,846,646.    3.341%      5.547%
     .281                               566


There being no further business to come before the Meeting,  upon
motion   duly  made,  seconded  and  carried,  the  Meeting   was
adjourned.



Dated:     May 26, 2005
_______________________

Steven Gray

Acting Secretary